Exhibit 10.9

HORACE MANN NONQUALIFIED SUPPLEMENTAL

MONEY PURCHASE PENSION PLAN

ARTICLE I.

ESTABLISHMENT AND PURPOSE OF PLAN

1.1 Plan Establishment and Amendment. Horace Mann Service Corporation originally established the Horace Mann Nonqualified Supplemental Money Purchase Pension Plan (the “Plan”) effective April 1, 2002. The Plan is hereby amended and restated effective as of January 1, 2009. This Plan shall be interpreted and applied at all times in accordance with Code Section 409A, and guidance issued thereunder. No benefits under the Plan shall be subject to “grandfathering” treatment under Code Section 409A, even if such benefits were deferred and vested under the Plan before January 1, 2005.

1.2 Purpose of Plan. The purpose of the Plan is to provide supplemental retirement benefits to certain executives and other key employees of Horace Mann Service Corporation who are members of a select group of management or highly compensated employees of Horace Mann Service Corporation within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan is designed to provide certain benefits not available under the HMSC Money Purchase Pension Plan, a qualified plan under Section 401(a) of the Code, due to limitations imposed by the Code. Previously such benefits were provided as the “NQMPPP Feature” of the Horace Mann Executive Supplemental Employee Retirement Plan (the “ESERP”). The ESERP was frozen effective March 31, 2002. For those participants in the ESERP on March 31, 2002 who had a positive account balance under the ESERP’s NQMPPP feature, the benefit under the ESERP represented by the value of the participant’s NQMPPP Feature account (a memorandum account) as of March 31, 2002, has been transferred to the Plan as provided under the ESERP and as referenced hereunder.

ARTICLE II.

DEFINITIONS

The following terms shall have the following meanings when used herein:

2.1 Account means a memorandum account maintained by the Committee for each Participant for bookkeeping purpose only, to which is credited, if applicable, the Prior Plan Benefit as of April 1, 2002 and which is further adjusted from time to time as provided in Article III.

2.2 Beneficiary means the Participant’s surviving spouse, but if the Participant has no surviving spouse then the individual, individuals, trust or estate designated by the Participant on the beneficiary designation form provided to the Participant (with only the last such beneficiary designation to be effective), but if the Participant has made no effective beneficiary designation as of the date of the Participant’s death, then the Participant’s surviving children, but if there are no surviving children of the Participant then the Participant’s estate.

2.3 Code means the Internal Revenue Code of 1986 as from time to time amended.

2.4 Committee means the Committee appointed by HMSC for the purpose of administering the Plan.

2.5 Company or HMSC means Horace Mann Service Corporation and any successor thereto.

2.6 Company Credits means the amount credited to a Participant’s Account under the provisions of section 3.1 or 3.2, whichever applicable.

2.7 Compensation means compensation as defined in the HMSC MPPP except not subject to any limitation imposed under Section 401(a)(17) of the Code.

2.8 Eligible Participant means a Participant who is an employee of HMSC and who has not been designated by HMSC as ineligible to be credited with a Company Credit for a particular Year; provided, however, that an individual shall cease to be an Eligible Participant immediately upon his or her Separation from Service.

2.9 Employer means the Company and all persons with whom the Company would be considered a single employer under Code Sections 414(b) and 414(c), except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treas. Regs. Sec. 1.414(c)-2 for purposes of determining a controlled group of trades or businesses under Code Section 414(c), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Regs. Sec. 1.414(c)-2.

2.10 ERISA means the Employee Retirement Income Security Act of 1974 as from time to time amended

2.11 Excess Compensation means any Compensation in excess of the compensation that can be taken into account under the HMSC MPPP as subject to any limitation imposed under Section 401(a)(17) of the Code.

2.12 HMEC means Horace Mann Educators Corporation, the parent company of HMSC.

2.13 HMSC MPPP means the HMSC Money Purchase Pension Plan as currently in effect and as from time to time amended.

2.14 Investment Return means the positive or negative rate of return (taking into account earnings, gains and losses) applicable during the relevant period hereunder to those assets of the HMSC MPPP which represent contributions made to the HMSC MPPP prior to July 1, 2002 (as adjusted for earnings, gains and losses).

2.15 Participant means an employee of HMSC (a) whose Compensation exceeds the maximum amount of compensation allowable to be taken into account by a qualified plan under Section 401(a)(17) of the Code, (b) who is a member of a select group of management or highly compensated employees of HMSC, and (c) who has been designated by HMSC as a participant in the Plan. Participant also includes a former employee of HMSC for whom an Account is maintained under the Plan and a current employee of HMSC who is not currently an Eligible Participant but for whom an Account is maintained under the Plan.

2.16 Plan means the Horace Mann Nonqualified Supplemental Money Purchase Pension Plan as set forth herein and as from time to time amended.

2.17 Plan Year or Year means the 12-month period beginning each January 1 and ending each succeeding December 31.

2.18 Prior Plan Benefit means the benefit of a Participant under the Horace Mann Executive Supplemental Employee Retirement Plan (“ESERP”) represented by the Participant’s “NQMPPP Feature account” which benefit was transferred to the Plan pursuant to the provisions of the ESERP and credited to the Participant’s Account in the Plan as of April 1, 2002.

2.19 Separation from Service means the Participant has a termination of employment with the Employer. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate the Participant and Employer reasonably anticipate that no further services will be performed by the Participant for the Employer; provided, however, that a Participant shall be deemed to have a termination of employment if the level of services he or she would perform for the Employer after a certain date permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed for the Employer (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer for less than 36 months). For this purpose, a Participant is not treated as having a Separation from Service while he or she is on a military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six months, or if longer, so long as the Participant has a right to reemployment with the Employer under an applicable statute or by contract.

2.20 Specified Employee has the meaning given such term by the Board of Directors of the Company by separate action given effect from time to time under Code Section 409A.

2.21 Years of Vesting Service at any particular time means the same number of years of vesting service credited to the Participant at such time under the provisions of the HMSC MPPP.

ARTICLE III.

ADJUSTMENTS TO ACCOUNTS

3.1 Company Credits for Eligible Participants With 5 or More Years of Vesting Service as of April 1, 2002. As of each payroll payment during each Plan Year the Committee will credit to the Account of each Participant who (a) is an Eligible Participant as of such day, and (b) as of April 1, 2002 had 5 or more Years of Vesting Service, an amount equal to a percentage of the Participant’s Excess Compensation for such payroll period as determined under the following schedule:

Vesting Service Completed by Participant	Amount of Employer’s Contribution
5 years but less than 15 years	6%
15 years or more	7%

3.2 Company Credits for Eligible Participants With Less Than 5 Years of Vesting Service as of April 1, 2002. As of each payroll payment during each Plan Year, the Committee will credit to the Account of each Participant who (a) is an Eligible Participant as of such day, and (b) as of April 1, 2002 had less than 5 Years of Vesting Service, an amount equal to 5% of the Participant’s Excess Compensation for such payroll period.

3.3 Adjustments to Accounts for Investment Return. As of each payroll payment during each Plan Year, the Committee will adjust each Participant’s Account to reflect the Investment Return applicable to the Participant’s Account for the payroll period for which such payroll payment is made as determined by the Committee.

3.4 Changes to Accounts for Payments to Participants. The Company may in its discretion at any time or times pay to a Participant an amount equal to all or a portion of tax liability (including, but not limited to, liability for taxes payable under the Federal Insurance Contributions Act) of the Participant with respect to the Participant’s accrued benefit under the Plan. As of the date of any such payment by the Company, the Committee shall debit the Participant’s Account by an amount equal to the amount of such payment.

ARTICLE IV.

DETERMINATION OF BENEFIT

4.1 Vesting. A Participant who is fully vested under the provisions of the HMSC MPPP at any particular time shall also be fully vested at such time in such Participant’s benefit under the Plan.

4.2 Amount of Benefit. The amount of the benefit of a Participant who is fully vested hereunder shall be equal to the amount of the Participant’s Account as of the date of the Participant’s Separation from Service after all credits and adjustments to the Participant’s Account to be made under the provisions of Article III have been made. The amount of a Participant’s accrued benefit at any particular time prior to the Participant’s Separation from Service shall be the amount of the Participant’s Account at such time.

ARTICLE V.

PAYMENT OF BENEFIT

5.1 Time of Payment of Benefit. A fully vested Participant’s benefit hereunder as determined under section 4.2 will be paid to the Participant no later than ninety (90) days following the Participant’s Separation from Service or, if the Participant is a Specified Employee, no later than ninety (90) days following the date that is six (6) months after the Participant’s Separation from Service.

5.2 Method of Payment of Benefit. A Participant’s benefit hereunder will be paid in the form of a lump sum cash payment.

5.3 Death of Participant. In the event of a fully vested Participant’s Separation from Service on account of the Participant’s death, the benefit that would have been paid to the Participant hereunder had the Participant not died but had a Separation from Service on the date of the Participant’s death will be paid to the Participant’s Beneficiary no later than ninety (90) days following the Participant’s death. In the event of the death of a fully vested Participant after the Participant’s Separation from Service and prior to the payment to the Participant of the Participant’s benefit hereunder, the benefit that would otherwise have been paid to the Participant hereunder will be paid to the Participant’s Beneficiary no later than ninety (90) days following the Participant’s death.

5.4 Special Rule Upon Change of Control. The Company may, by action of its Board of Directors within the thirty (30) days preceding or twelve (12) months following a change in control (within the meaning of Code Section 409A), partially terminate the Plan and distribute benefits to all Participants involved in such change in control within twelve (12) months after such action, provided that all plans sponsored by the service recipient immediately after the change in control which are required to be aggregated with this Plan pursuant to Code Section 409A are also terminated and liquidated with respect to each Participant involved in the change in control.

ARTICLE VI.

ADMINISTRATION

6.1 Committee Authority. The Committee is the Plan Administrator of the Plan. The Committee is authorized to establish rules and procedures as it deems advisable or necessary for the administration of the Plan. The Committee has the sole and absolute discretion to construe and interpret the Plan. In the administration of the Plan the Committee may, from time to time, (a) delegate its duties, (b) employ agents and delegate to them such duties as it sees fit, and (c) consult with legal counsel.

6.2 Claims Procedure. If a Participant believes he or she is being denied a benefit to which he or she is entitled under the Plan, the Participant may file a written request for such benefit with the Committee setting forth his or her claim. Upon receipt of the claim, the Committee shall advise the Participant that a reply will be forthcoming within ninety (90) days and shall deliver such reply within such period, unless Committee extends the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Committee shall so advise the Participant in writing setting forth: (a) the specific reason or reasons for such denial; (b) the specific reference to pertinent provisions of the Plan on which such denial is based; (c) a description of any additional material or information necessary for the Participant to perfect his or her claim and an explanation why such material or such information is necessary; and (d) appropriate information as to the steps to be taken if the Participant wishes to submit the claim for review. Any request for review must be submitted in writing by the Participant to the Committee in care of the Committee at its principal place of business within sixty (60) days after the receipt by the Participant of the denial of the Participant’s claim. The Participant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Participant does not request a review of the Committee’s determination within such sixty (60) day period, the Participant shall be barred and estopped from challenging the Committee’s determination. Within sixty (60) days after the Committee’s receipt of a request for review, it will review its determination. After considering all materials presented by the Participant, the Committee will render a written opinion, written in a manner calculated to be understood by the Participant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Participant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VII.

MISCELLANEOUS

7.1 Amendment or Termination. The Company reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable; provided, however, that no amendment or termination of the Plan may accelerate the date of payment of a Participant’s benefit as otherwise provided herein (except as provided in Section 5.4 or as otherwise permitted by Code Section 409A). Any such amendment or termination shall be made pursuant to a resolution of the board of directors of the Company and shall be effective as of the date of such resolution.

7.2 No Contract of Employment. Nothing contained in this Plan will confer upon any Participant the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with Participants without regard to the existence of the Plan.

7.3 Unfunded. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. The Plan does not have a trust or trust fund arrangement. No Participant or Beneficiary or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant or Beneficiary or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

7.4 Nonalienation of Benefits. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the Plan.

7.5 Taxes. The Company will cause taxes (including, but not limited to, employment taxes or federal or state income taxes) to be withheld from amounts paid hereunder as required by law. A Participant should seek the advice of a tax consultant or financial advisor regarding his or her personal tax situation.

7.6 No Trust Relationship. Nothing contained herein and no actions taken pursuant to the Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant. The Company shall not be considered a trustee by reason of any provision of this Plan.

7.7 Governing Law. The Plan is established under and will be construed according to the laws of the State of Illinois, to the extent that such laws are not preempted by ERISA, and regulations thereunder.

7.8 Invalidity of Certain Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan shall be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included.

7.9 Limitations on Liability and Indemnification. Notwithstanding any of the preceding provisions of the Plan, neither the Company, Plan Administrator, nor any individual acting as an employee or agent of the Company or as a member of the Pension Committee shall be liable to any Participant, former Participant, surviving spouse or any other person for any claim, loss, liability or expense incurred in connection with the Plan. Further, the Company shall indemnify and hold harmless each member of the Committee, the Plan Administrator, and each officer and employee of the Company to whom are delegated duties, responsibilities and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon such person (including but not limited to reasonable attorney fees) which are not the result of intentional acts knowingly in violations of the Plan or the law.

7.10 Headings. The headings of articles are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

Executed as of this 23rd day of December 2008, but effective as of the 1st day of January 1 2009.

HORACE MANN SERVICE CORPORATION

By:	/s/ Kathi Karr
Title:	Vice President, Human Resources Financial Services